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                                                                      EXHIBIT 21




                         SUBSIDIARIES OF TCI MUSIC, INC.


     DMX Inc., TCI Music Acquisition Sub, Inc. and TCI Para Merger Sub, Inc. are wholly owned subsidiaries of TCI Music, Inc. In connection with the Merger, TCI Music Acquisition Sub, Inc. will merge with and into The Box Worldwide, Inc., with The Box Worldwide, Inc. as the surviving corporation. Subsidiaries of DMX Inc. are 450714 B.C. Ltd., TEMPO Sound, Inc. and DMX-Europe N.V. DMX Europe (UK) Limited is a subsidiary of DMX-Europe N.V.